Exhibit 99.5

                          Secretary's Certification
                      Bravo! Foods International Corp.

      The undersigned, Roy D. Toulan, Jr., Secretary of Bravo! Foods International Corp., a corporation duly organized and existing in accordance with the laws of Delaware, does hereby certify that, on June 17, 2003, a duly called and constituted meeting of the Corporation's Board of Directors was held and, by unanimous vote of the Board of Directors, the following resolutions, inter alia, were passed and adopted:

      To authorize the payment of monies owed to consultants, vendors, service providers and other creditors of the Corporation in the common stock of the Corporation a per share rate equal to the market or trading price of the Corporation's common stock;

      To authorize the Corporation's Chief Executive Officer, in his discretion, to negotiate the payment to such creditors in the common stock of the Corporation;

      To authorize, in appropriate circumstances dealing with services not rendered in connection with the financing activities of the Corporation, the filing of a Form S-8 Registration Statement under the Securities Act of 1933 with respect to such shares of common stock.

      IN WITNESS WHEREOF, I have set my hand and caused the seal of the Corporation to be affixed hereto on this June 9, 2004..


[Corporate Seal]                       s/s Roy D. Toulan, Jr.
                                       -------------------------
                                       Secretary


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